Exhibit 99.1

FOR IMMEDIATE RELEASE

6000 Central Highway

Pennsauken, NJ 08109

J & J Snack Foods Reports Inducement Grant under Nasdaq Listing Rule 5635(c)(4)

Pennsauken, NJ October 21, 2020 – J & J Snack Foods Corp. (“J & J” or the “Company”) (Nasdaq: JJSF), today announced that the Company granted an inducement grant of 1,579 restricted shares of its common stock to Mr. Ken Plunk pursuant to an Inducement Restricted Stock Award Agreement (the “Plunk Inducement Grant”). On September 21, 2020, J & J announced the appointment of Mr. Ken Plunk as Senior Vice President, Chief Financial Officer responsible for leading the company’s overall financial operations.

The Plunk Inducement Grant was approved by the Company’s compensation committee pursuant to a delegation by the Company’s board of directors and was issued as an inducement equity grant pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules, as an inducement material to Mr. Ken Plunk entering into employment with J & J. The Plunk Inducement Grant will vest over a period of three years, with one third of the shares underlying such equity grant vesting on the first anniversary of the grant and the remaining 2/3 thirds of the shares vesting upon each anniversary year thereafter. The vesting is subject to Mr. Plunk’s continued service with the Company through the applicable vesting dates. The Plunk Inducement Grant is subject to the terms and conditions of the form of award agreement covering the grant.

About J & J Snack Foods Corp.

J & J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, its principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Contact:

Dan Fachner

President

615-558-9445

dfachner@icee.com

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